UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 20, 2009
Health Benefits Direct Corporation

(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(Address of principal executive offices)
(484) 654-2200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On February 20, 2009 (the “Closing Date”), Health Benefits Direct Corporation, a Delaware corporation (the “Company”) and HBDC II, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“HBDC II”), entered into a Client Transition Agreement (“Agreement”) with eHealthInsurance Services, Inc., a Delaware corporation and an unaffiliated third party (“eHealth”).
     Pursuant to the Agreement the Company transferred to eHealth broker of record status and the right to receive commissions on certain of the in-force individual and family major medial health insurance policies and ancillary dental, life and vision insurance policies issued by Aetna, Inc., Golden Rule Insurance Company (“Golden Rule”), Humana, Inc., PacifiCare, Inc., Time Insurance Company (marketed under the name Assurant Health) and United Healthcare Insurance Co. (collectively, the “Specified Carriers”) on which the Company was designated as broker of record as of the Closing Date (collectively, the “Transferred Policies” and each, a “Transferred Policy”). Certain policies and products were excluded from the transaction, including the Company’s agency business generated through its Insurance Specialist Group, Inc. (“ISG”) agents, all short term medical products and all business produced through carriers other than the Specified Carriers. In addition, the Agreement also provides for the transfer to eHealth of certain lead information relating to health insurance prospects (the “Lead Database”). The estimated aggregate initial amount of consideration paid by eHealth pursuant to the Agreement is approximately $1,280,000. In addition, on the Closing Date, eHealth agreed to assume from the Company certain liabilities relating to historical commission advances on the Transferred Policies made by the Specified Carriers in an aggregate amount of approximately $1,385,000. In addition, eHealth has agreed to pay to HBDC II a portion of each commission payment received by eHealth and reported by the Specified Carrier relating to a Transferred Policy for the duration of the policy, provided that eHealth remains broker of record on such Transferred Policy.
     Simultaneous with the execution of the Agreement, the Company and eHealth also entered into a Marketing and Referral Agreement, dated as of February 20, 2009 (the “Referral Agreement”). Pursuant to the terms of the Referral Agreement, eHealth agreed to construct one or more websites for the purpose of selling health insurance products (the “Referral Sites”) and to pay to HBDC II a portion of all first year and renewal commissions received by eHealth from policies sold through the Referral Sites that result from marketing to prospects using the Lead Database or other leads delivered by the Company to eHealth. The Referral Agreement is scheduled to terminate 18 months following the Closing Date and is terminable by the Company or eHealth upon material breach by the other party.
     The Company and HBDC II have made customary representations, warranties and covenants in the Agreement and the Referral Agreement.
     The Company also has agreed to indemnify eHealth from any losses in connection with, among other things, the breach of any representation or warranty by the Company in the Agreement or any ancillary agreement (including the Referral Agreement), the failure of the Company to perform or comply with any covenant in the Agreement or any ancillary agreement (including the Referral Agreement) and any excluded liability not specifically assumed by eHealth under the terms of the Agreement.
     A copy of the press release relating to the signing and closing of the Agreement, dated February 26, 2009, is attached hereto as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets
     The disclosures provided in response to Item 1.01 of this current report on Form 8-K regarding the description of the transaction, the nature of the relationship of the parties and the nature and amount of the consideration paid in the transaction are incorporated herein by reference.
     A copy of the press release relating to the signing and closing of the Agreement, dated February 26, 2009, is attached hereto as Exhibit 99.1.
Item 8.01. Other Events
     In anticipation of (and in conjunction with the transactions anticipated by) the Agreement, during the first quarter of 2009, the Company ceased the direct marketing and sale of health and life insurance and related products to individuals and families in its Telesales call center. The Company continues to sell health and life insurance and related products to individuals and families through its non-employee ISG agents. The Company eliminated 43 positions in the Telesales Business Segment, including substantially all of its licensed employee sales agents along with other Telesales service and support personnel.
Item 9.01. Financial Statements and Exhibits.
(b) Pro Forma Financial Information.
     The pro forma financial information relating to the sale or other disposition of the Telesales Business Segment have not been prepared but will be filed by amendment no later than 71 calendar days after the date this report is required to be filed, pursuant to the instructions set forth in Item 9.01 of Form 8-K.
(c) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release, dated February 26, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH BENEFITS DIRECT CORPORATION
Date: February 26, 2009	By:	/s/ Anthony R. Verdi
		Name:	Anthony R. Verdi
		Title:	Chief Financial Officer and Chief Operating Officer

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Press Release, dated February 26, 2009